Exhibit 10.3

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [●], 2026, by and between the undersigned (the “Holder”) and FortuneX Acquisition Corporation, a Delaware corporation (the “PubCo”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the BCA (as defined below).

BACKGROUND

A. PubCo, [FortuneX Merger Sub Inc.], a Delaware corporation and wholly-owned subsidiary of PubCo, and WT Realty Group Inc., a Delaware corporation (the “Company”), entered into a Business Combination Agreement dated as of September 18, 2026 (the “BCA”).

B. Pursuant to the BCA, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of PubCo (the “Transaction”).

C. The Holder is, or will be at the Closing, either (i) a Company Securityholder whose Company Securities will be exchanged for PubCo Common Stock as merger consideration pursuant to the BCA or (ii) the Sponsor holding Founder Shares, Private Placement Units, Private Placement Warrants and/or other PubCo Securities that will convert into, be exchanged for or otherwise become PubCo Common Stock or other PubCo securities.

D. As a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the BCA, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.	Lock-Up.

a.	During the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of PubCo.

b.	In furtherance of the foregoing, PubCo will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify PubCo’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct PubCo’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

c.	For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

d.	For purpose of this Agreement, the “Lock-up Period” means (i) with respect to the Lock-up Shares held by any Holder other than the Sponsor, the earlier of (A) the date that is [●] following the Closing Date, (B) the date on which the VWAP of shares of PubCo’s Class A Common Stock equals or exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq and (C) the date specified in a written waiver of the provisions of this Agreement duly executed by PubCo and the Holder; and (ii) with respect to the Lock-up Shares held by the Sponsor, the earlier of (A) the date that is [●] following the Closing Date, (B) the date on which (1) one hundred fifty (150) days have elapsed since the Closing Date and (2) the VWAP of shares of PubCo’s Class A Common Stock equals or exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive trading days on Nasdaq, and (C) the date specified in a written waiver of the provisions of this Agreement duly executed by PubCo and the Sponsor.

The restrictions set forth herein shall not apply to: (1) transfers or distributions to the Holder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) transfers by virtue of the laws of descent and distribution upon death of the Holder; (4) transfers pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; (5) transfers or distributions of, or other transactions involving, securities other than the Lock-up Shares (including, without limitation, securities acquired in the PIPE or in open market transactions); and (6) if the Holder is the Sponsor, transfers to PubCo or the Company pursuant to the Call Option (as defined in the Sponsor Support Agreement).

In addition, the restrictions set forth herein shall not apply to any bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions after the Closing Date, if such transaction or transactions would result in a Change of Control; provided that in the event that such tender offer, merger, consolidation, business combination, stock purchase or transaction or series of related transactions is not completed, the Lock-up Shares shall remain subject to the restrictions set forth herein. A “Change of Control” means (whether by tender offer, merger, consolidation, asset sale or other similar transaction, whether in one or a series of related transactions): (a) the sale of all or substantially all of the consolidated assets of PubCo and its subsidiaries to a third-party acquiror; (b) a sale resulting in no less than a majority of the voting power of PubCo being held by a Person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of PubCo with or into a third-party acquiror that results in the inability of the pre-transaction equity holders to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company. In the event that all or a portion of the securities subject to any other lock-up agreement entered into, or otherwise applicable, in connection with the Transaction are released early from the restrictions of such other lock-up agreement (whether by release, waiver, amendment, modification, termination or otherwise), the Lock-up Shares subject to this Agreement shall be released on a pro rata basis.

Notwithstanding anything to the contrary herein, a transfer expressly permitted under this Section 1, including any transfer by the Sponsor to PubCo or the Company pursuant to the Call Option, shall not constitute an “early release” from the Lock-up Period and shall not trigger a corresponding release of any other Holder’s Lock-up Shares under this Agreement.

2.	Representations and Warranties.

Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The PubCo represents and warrants that each Lock-Up Stockholder and the Sponsor has entered into a lock-up agreement on substantially the same terms as the terms provided for in this Agreement.

3.	Beneficial Ownership.

The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of PubCo, or any economic interest in or derivative of any such securities, other than those securities specified on the signature page hereto. For purposes of this Agreement, “Lock-up Shares” means the shares of PubCo Common Stock, including (i) PubCo Class A Common Stock, entitled to one (1) vote per share, and (ii) PubCo Class B Common Stock, entitled to twenty (20) votes per share and held by the founders of the Company, and any other Equity Interests or securities of PubCo, including any warrants, units, options or other securities convertible into, exercisable or exchangeable for PubCo Common Stock, that are held by, received by or issuable to the Holder in connection with the Transactions or otherwise and specified on the signature page hereto, including, if the Holder is Sponsor, any Founder Shares, Private Placement Units, Private Placement Warrants and other SPAC Securities held by or issuable to Sponsor that convert into, are exchanged for or otherwise become PubCo securities, and any securities issued in respect of the foregoing in connection with any stock split, dividend, recapitalization, reclassification, combination, exchange of shares or similar transaction. The particular Lock-up Shares subject to this Agreement shall be specified on the signature page hereto.

4.	No Additional Fees/Payment.

Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5.	Notices.

Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)	If to PubCo, to:

[●]

with a copy to (which shall not constitute notice):

Winston Taylor LLP

800 Capitol St., Suite 2400

Houston, TX 77002

Attn: Michael J. Blankenship

Email: mike.blankenship@winstontaylor.com

(b)	If to the Holder, to the address set forth on the Holder’s signature page hereto or to such other address as any party may have furnished to the others in writing in accordance herewith.

6.	Enumeration and Headings.

The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7.	Counterparts.

This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

8.	Successors and Assigns.

This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by PubCo and its successors and assigns.

9.	Severability.

If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10.	Amendment.

This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11.	Further Assurances.

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12.	No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

13.	Governing Law.

The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware.

14.	Controlling Agreement.

To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflict with a provision in the BCA, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FortuneX Acquisition Corporation

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER

[●]

By:
Name: [●]
Title: [●]

Address:

[●]

NUMBER OF Lock-up Shares: [●]